Item 77I Deutsche Floating Rate Fund (a series of
Deutsche Portfolio Trust, formerly DWS
Portfolio Trust)

Class R6 shares for Deutsche Floating Rate Fund
(formerly DWS Floating Rate Fund) became effective on October 1, 2014. Class R6 shares are sold solely to participants in certain retirement plans, without a front-end sales load, a CDSC, a distribution fee or a service fee. There is no minimum initial investment and no minimum additional investment for purchases of Class R6 shares.





 For internal use only
E:\Electronic Working Files\03 - NSAR\2014\11-30-2014\Deutsche
Portfolio Trust\03-Exhibits\Exhibit 77I Portfolio Trust - Floating Rate Fund New Class R6.Docx
 For internal use only

 For internal use only